UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

Resource America, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-4408	72-0654145
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203 Navy Yard Corporate Center Philadelphia, PA		19112
(Address of Principal Executive		(Zip Code)
Offices)

Registrant's telephone number, including area code: 215-546-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 13, 2012, Resource Capital Investor, Inc. and Resource Properties XXX, Inc. (collectively the “Borrowers”), each an indirect wholly-owned subsidiary of Resource America, Inc., entered into a Second Loan Modification Agreement (the “Amendment”) with Republic First Bank (the “Bank”) with respect to an existing $3.5 million secured line of credit (the “Facility”) of which Resource America, Inc. acts as guarantor.

The Amendment provides for the following:

●	an extension of the maturity date of the Facility from December 28, 2012 to December 1, 2013.

●	quarterly payment of an unused facility fee equal to 0.25% per year of any unborrowed portion of the Facility.

●
if the value of the common shares of Resource Capital Corp. (NYSE: RSO) held by the Borrowers and pledged as collateral for the Facility (the “RCC Collateral”) drops below $5.00 per share, the Borrowers must notify the Bank; however failure to notify the Bank will not result in an event of default under the Facility.

●
if the value of the RCC Collateral drops below $2.00 per share at any time, such collateral will be deemed to have no value for purposes of determining the borrowing base of the Facility until such time as the value of the RCC Collateral is greater than or equal to $2.00 per share for a period of 30 consecutive trading days.

The Amendment also reduces from five business days to two business days the amount of time that the Borrowers have to eliminate any excess in amounts outstanding under the Facility that are over the Facility’s borrowing base.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached as an exhibit and incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description

10.1	Second Loan Modification Agreement dated January 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Date: January 17, 2012	/s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Loan Modification Agreement dated January 13, 2012.